AGREEMENT FOR PURCHASE AND SALE OF ASSETS

This Agreement for Purchase and Sale of Assets (“Agreement”) is made as of January 27, 2009 by and among Medical Equipment Solutions, Inc. (“Seller”), a Georgia corporation with a principal address of 19347 King Palm Court, Boca Raton, Florida, 33498, and Modern Medical Modalities Corporation (“Buyer”), a publicly traded New Jersey corporation with a principal business address of 439 Chestnut Street, Union, New Jersey, with reference to the following:

RECITALS

A.	Buyer operates diagnostic imaging centers in Union, New Jersey.

B.          Buyer and Seller have an agreement whereby Seller performs services for Buyer’s wholly-owned subsidiary, Union Imaging Center, LLC (“UIC”), for a fee of 5% of monthly collections of UIC (the “Management Contract”), which represents Seller’s entire interest in UIC’s cash collections net of professional reading fees.

C.          Buyer owes Seller $127,214.59 for services performed by Seller through December 31, 2008 under the Management Contract (the “Past Due”).

D.          Union Imaging Associates, JV (“UIA, JV”) uses in its business operations a GE Millenium VG nuclear camera, in which Seller has a 100% ownership interest (the “GE Camera”).

E.           Buyer controls 100% of the interests in UIA,JV.

F.           Seller and UIA, JV each have a 50% interest in a joint venture known as PET Scan at Union Imaging, LLC (the “Joint Venture”).

G.           Seller and UIA, JV, which is owned 90% by Buyer’s wholly-owned subsidiary United Imaging Associates, Inc. and 10% by Buyer directly, are parties to a Rental and Service Agreement dated February 5, 2006 (the “Rental Agreement”), pursuant to which Seller is to provide UIA, JV with the GE Camera at UIA, JV’s facility located at 418 Chestnut Street, Union, New Jersey 07083, in consideration of which Seller is to receive 50% of the revenues earned from studies performed using the GE Camera, net of professional reading fees paid to radiologists in connection with such studies.

H.           Buyer wishes to acquire from Seller all of Seller’s rights, title and interests in and to (i) the Management Contract,  (ii) the GE Camera, (iii) the Rental Agreement, and (iv) Seller’s entire interest in the assets of the Joint Venture ((i), (ii), (iii) and (iv) collectively, (the “Assets”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

AGREEMENT

1.           Sale and Transfer of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s rights, title and interests in and to the Assets.

2.           Consideration/Deliveries From Buyer at Closing.  As full payment for the transfer of the Assets to Buyer at the closing of the sale of the Assets (the “Closing”), Buyer shall deliver to Seller a promissory note, in the form of Exhibit A attached hereto (the “Note”), in the aggregate principal amount of $540,000 (the “Purchase Price”), bearing no interest, with all outstanding principal due on the earlier of March 31, 2009 or the day on which Buyer consummates the sale of its interests in UIC and UIA,JV for cash consideration (the “Maturity Date”).  The Note may be prepaid at any time without premium or penalty.

3.           Past Due Payments.    In addition to paying the outstanding principal of the Note in accordance with its terms, Buyer shall make weekly payments of $2,500 to Seller until the Past Due is paid in full; provided, however, if Buyer sells its interests in UIC and UIA,JV for cash consideration, the entire unpaid portion of the Past Due shall become due and payable within three business days of the consummation of such sale.

4.           Accrued Payments.   From the Closing Date until the earlier of (a) repayment of the Note in full, or (b) the Maturity Date, Buyer shall continue to accrue payments to Seller in the amount of 5% of gross monthly collections of UIC, net of radiologists’ fees, and UIA, JV shall continue to accrue payments to Seller in the amount of 50% of revenues earned from studies performed using the GE Camera, net of professional reading fees paid to radiologists. Such payments shall accrue until the time specified in (a) or (b) above, at which time such accrued payments shall also be due and payable in full to Seller.  Upon full repayment of the Note and such accrued payments:  (i) the Management Contract shall be deemed terminated and of no further force or effect, and (ii) all further payments by UIA, JV pursuant to the Rental Agreement shall be payable to Buyer.

5.           No Assumption of Liabilities.  It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Seller of any kind or nature arising prior to the Closing in respect of the Assets.  It is expressly understood and agreed that Seller is delegating to Buyer Seller’s obligations under the Rental Agreement, but only to the extent such obligations arise after the Closing.

6.           Taxes.  Seller shall be responsible and shall pay all taxes of any kind or character relating to the Note or other payments made by Buyer to Seller hereunder, if any.  Furthermore, Seller shall be responsible for the payment of any transfer taxes of any kind or character arising from the sale and transfer of the Assets pursuant to this Agreement.

7.           Representations and Warranties of Seller.  Seller represents and warrants, that:

7.1         Debts, Obligations and Liabilities.  Seller does not have any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, related to or encumbering the Assets.

7.2         Interests In Assets.  Seller has good and marketable title to or valid interests in all the Assets, whether real, personal, mixed, tangible, or intangible.  The Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, covenants, conditions or restrictions, except the lien of current taxes not yet due and payable and possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the Assets.  All the tangible Assets are in good operating condition and repair, ordinary wear and tear excepted.

7.3         Compliance with Laws.  Seller has complied with, and is not in violation of, any statute, law or regulation affecting the Assets.

7.4         Litigation. There is not pending, and Seller is unaware of any threatened suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation, against or affecting the Assets.

7.5         Agreement Will Not Cause Breach or Violation.  The consummation of the transaction contemplated by this Agreement will not result in or constitute any of the following:  (1) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Seller is a party or by which the Assets are bound; (2) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller related to the Assets; or (3) the creation or imposition of any lien, charge or encumbrance on the Assets.

7.6         Organization; Authority and Consents.  Seller is a corporation duly organized and in good standing under the laws of the State of Georgia and is qualified to do business as a foreign corporation in each other jurisdiction where the character of its assets or business would require such qualification.  Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any governmental authorities or persons other than Seller are necessary in connection with it.  The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller.

7.7         Full Disclosure.  None of the representations and warranties made by Seller in this Agreement, or made in any certificate or memorandum furnished or to be furnished by Seller, contains or will contain any untrue statement of a material fact, or omits to state a material fact, necessary to make the statements made herein not misleading.  All representations and warranties of Seller included in this Agreement and in any written statements delivered to Buyer under this Agreement will be true and correct as of the Closing Date as if made on that date.

8.           Indemnification and Survival of Representations and Warranties.

8.1         Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants, agreements and undertakings of Seller set forth herein shall survive the Closing.

8.2         Indemnification by Seller.  Seller shall indemnify, defend and hold harmless Buyer and its past and present officers, directors, affiliates, agents and representatives against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney’s fees, that Buyer shall incur or suffer that arise, result from or relate to any breach or inaccuracy of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Seller under this Agreement.  Specifically, without limiting the foregoing, Seller shall be solely responsible for the payment of any sums incurred as a result of any claim made by a third party with respect to the Assets.

9.           Cooperation in Securing Consents of Third Parties.  Buyer will use its best efforts to assist Seller in obtaining the consent of all necessary persons and agencies to the assignment and transfer to Buyer of the Assets to be assigned and transferred under the terms of this Agreement.

10.        Conditions Precedent to Buyer’s Performance.  The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below.  Buyer may waive any or all of these conditions in whole or in part, provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any representation, warranty or covenant under this Agreement.

10.1       Accuracy of Seller’s Representations and Warranties.  Except as otherwise permitted by this Agreement, all representations and warranties of Seller included in this Agreement or in any written statement that shall be delivered to Buyer under this Agreement shall be true on and as of the Closing Date as though made at that time.

10.2       Performance by Seller.  Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by each of them, on or before the Closing Date.

10.3       Buyer’s Inspection.  Buyer shall make, or cause to be made, such investigation of the Assets as it deems necessary or advisable.  Buyer shall have the right to terminate this Agreement if, as a result of its investigation, it is not satisfied with any of its findings.

10.4       Due Approval.  The execution and delivery of this Agreement by Seller and the performance of its covenants and obligations under it will be duly authorized by all necessary action by Seller and Buyer shall receive copies of all materials pertaining to that authorization, certified by Seller as true and correct.

11.        Conditions Precedent to Seller’s Performance.  The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions.  Seller may waive any or all of these conditions in whole or in part, however, no such waiver of a condition shall constitute a waiver by Seller of any of its rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties or covenants under this Agreement.

11.1       Accuracy of Buyer’s Representations and Warranties.  All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

11.2       Buyer’s Performance.  Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy, before or at the Closing.

11.3       Buyer’s Approval.  The Board of Directors of Buyer shall have duly authorized and approved the execution, delivery and performance of this Agreement and Buyer shall have taken all other actions necessary or proper to fulfill Buyer’s obligations to be performed under this Agreement on or before the Closing Date.

12.         The Closing.  The transfer of the Assets by Seller to Buyer shall take place at Seller’s offices in Union, New Jersey at such time and place as the parties may agree to in writing (“Closing Date”).

12.1       Seller’s Obligations at Closing.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)       a Bill of Sale, in the form attached hereto as Exhibit B, pertaining to the Assets being transferred pursuant to the terms of this Agreement;

(b)       a certificate executed by Seller certifying that all of Seller’s representations and warranties under this Agreement are true as of the Closing Date, as though each of those representations and warranties had been made on that date; and

(c)       tax clearances issued by all taxing authorities, if applicable.

Simultaneously, with the consummation of the transfer, Seller will put Buyer into full possession and enjoyment of the Assets to be conveyed and transferred pursuant to this Agreement.

Seller, at any time before or after the Closing Date, will execute, acknowledge and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, the Assets to be conveyed and transferred under this Agreement.  If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name, for the benefit of Buyer, any claims, rights or benefits that are transferred to Buyer under this Agreement and that require prosecution or enforcement in Seller’s name.

12.2       Buyer’s Obligations at Closing.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)        the Note, duly executed by Buyer; and

(b)        resolutions of Buyer’s board of directors authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement.

13.         Rescission of Agreement.  This Agreement shall be rescinded in its entirety and deemed null and void ab initio if the Note is not repaid in full on or before March 31, 2009.  In such event, (a) Buyer and Seller automatically shall revert back to their respective ownership positions with respect to the Assets and their obligations to one another as existing immediately prior to the Closing, (b) the Note shall be cancelled, and (b) Buyer agrees to cooperate with Seller and execute such instruments of transfer as Seller may reasonably request in order to convey the Assets back to Seller.

14.         Publicity.  All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller.  No party shall act unilaterally in this regard without the prior written approval of the other, which approval shall not be unreasonably withheld.  This clause specifically excludes any required regulatory filings with the SEC by Buyer.

15.         Expenses.  Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, with the exception of all expenses incurred in transferring the Assets, removing liens, and obtaining all necessary government approvals for this transfer and sale, which expenses shall be borne solely by Seller.

16.        Miscellaneous.

16.1       Governing Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the state of New Jersey, United States of America.

16.2       Venue.  Any  legal action brought by Buyer or Seller under this Agreement shall be brought in the state or federal courts located in the City of Newark, New Jersey.

16.3       Notices.  All notices, demands, requests, consents, approvals or other communications (“Notices”) given hereunder shall be in writing, and shall be given by personal delivery or by express mail, Federal Express, UPS or other similar form of recognized airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon delivery), or by facsimile transmission (which forms of Notice shall be deemed delivered upon confirmed transmission).  Notices shall be addressed as follows:

If to Seller, addressed to:                    Medical Equipment Solutions, Inc.
19347 King Palm Court
Boca Raton, Florida, 33498
Facsimile:

If to Buyer, addressed to:                   Modern Medical Modalities Corporation
439 Chestnut Street
Union, New Jersey 07083
Facsimile:

or to such other address as to which any party hereto may have notified the others in writing.

16.4       Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.5       Counterparts and Facsimiles.  For the convenience of the parties to this Agreement, this document may be executed by facsimile signatures and in counterparts which shall together constitute the agreement of the parties as one and the same instrument.

16.6       Severability.  If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and application of such provision to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

16.7        Entire Agreement; Modification.  This Agreement, including the Exhibits hereto, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings related thereto.  The parties hereto recognize and agree that no representations or warranties have been made except as set forth in this Agreement and the Exhibits hereto.  This Agreement may be modified only by a written instrument signed by each of the parties.

16.8       Recitals Incorporated.  The Recitals of this Agreement are incorporated herein and made a part hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement for Purchase and Sale of Assets to be executed as of the date first above written.

“BUYER”

Modern Medical Modalities, a New Jersey corporation

By: /s/ Baruh Hayut
Name: Baruh Hayut
Title: Chairman/ CEO

“SELLER”

Medical Equipment Solutions, Inc., a
Georgia corporation

By:/s/ Ronnie Antebi
Name: Ronnie Antebi
Title: Owner

By: /s/ Yosef Azoulai
Name: Yosef Azoulai
Title: Owner

ACKNOWLEDGED AND AGREED:

Union Imaging Associates, JV

By:  /s/ Baruh Hayut
Name: Baruh Hayut
Title:

EXHIBIT A

PROMISSORY NOTE

$540,000	Union, New Jersey
January 27, 2009

FOR VALUE RECEIVED, the undersigned Modern Medical Modalities Corporation, a publicly traded New Jersey corporation (“Maker”) located at 439 Chestnut Street, Union, NJ 07083, promises to pay Medical Equipment Solutions, Inc., a Georgia corporation (“Holder”) or order, as provided herein, the principal amount of USD $540,000 (the “Principal Amount”).  This Note is made pursuant to that certain Agreement for Purchase and Sale of Assets, dated the date hereof, between Holder and Maker (the “Agreement”).  All capitalized terms used but not defined herein have the meaning set forth in the Agreement.

No interest shall accrue on this Note.  The entire Principal Amount shall be due and payable on the earlier of March 31, 2009 or the day upon which Maker consummates the sale of Maker’s interests in UIC and UIA,JV for cash consideration.  This Note may be prepaid in whole or in part at any time without premium or penalty.

Holder may declare all indebtedness evidenced by this Note to be immediately due and payable upon the happening of any of the following: (1) the filing by or against the Maker of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States, now or hereafter in effect; (2) the making by the Maker of any general assignment for the benefit of creditors; or (3) the appointment of a receiver or trustee for Maker or for any assets of Maker, including, without limitation, the appointment of or taking possession by a “custodian”, as defined in the Federal Bankruptcy Code.

No modification or waiver of any provision of this Note or any documents or instruments executed simultaneously herewith shall be effective unless it shall be in writing and signed by both Holder and Maker, and any such modification or waiver shall apply only in the specific instance for which given.

The term “Holder” as used herein shall be deemed to include Holder and its successor(s), endorsee(s) and assign(s).

Maker hereby waives presentment, demand for payment, protest, notice of protest and notice of non-payment hereof.

No failure by Holder to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of Holder as herein specified are cumulative and not exclusive of any other rights or remedies which Holder may have at law or in equity.

This Promissory Note is subject to cancellation in accordance with Section 13 of the Agreement.

This Promissory Note shall be governed by the internal laws of the State of New Jersey without regard to its principles of conflicts of laws. Maker and Holder agree that the State and Federal Courts, which sit in the City of Newark, New Jersey, shall have exclusive jurisdiction of all controversies and disputes arising hereunder.

MAKER	HOLDER

Modern Medical Modalities Corporation		Medical Equipment Solutions, Inc.

By: /s/ Baruh Hayut	By:	/s/ Yosef Azoulai
Name: Baruh Hayut		Name:	Yosef Azoulai
Title: Chief Executive Officer		Title:	Officer/Director/Shareholder

EXHIBIT B

BILL OF SALE

1.           Medical Equipment Solutions, Inc. (hereinafter referred to as “Seller”), for good and valuable consideration, as designated in that certain Agreement For Purchase And Sale Of Assets (“the Agreement”) made and entered into as of January 27, 2009 between the Seller and Modern Medical Modalities Corporation of New Jersey (hereinafter referred to as “Buyer”), the receipt and sufficiency of which consideration is hereby acknowledged, hereby grants, sells, assigns, transfers, conveys and delivers to Buyer, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, all of its rights, title and interests in and to the Assets (as defined in the Agreement).

2.           Seller shall execute and deliver such further instruments of sale, conveyance, transfer and assignment and take such other actions reasonably requested by Buyer in order to effectively bargain, sell, assign transfer, convey to and vest in Buyer all of its rights, title and interests in and to the Assets.

3.           This Bill of Sale shall be subject to all the rights, obligations, terms and conditions of the Agreement.

IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be executed, the 27th day of January, 2009.

Medical Equipment Solutions, Inc.

By: _____________________________
Name:
Title: